Exhibit 16.1

May 16, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of Form 8-K/A dated April 26, 2005, of FindWhat.com, Inc. (“the Registrant”) and are in agreement with the statements contained in the first, second, and third paragraphs therein. We have no basis to agree or disagree with the fourth and fifth paragraphs of the above referenced filing.

/s/ Ernst & Young LLP